Exhibit 19.1

Huntsman Global Insider Trading Policy Statement

Huntsman is committed to conducting its business in a trustworthy manner, consistent with our core values of honesty, integrity, respect, and responsibility. To sustain the trust we have earned in the investment community, Huntsman does not engage in insider tradings and prohibits anyone working for or on behalf of Huntsman from engaging in insider trading either.

Huntsman’s Global Insider Trading Policy (the “Policy”) is intended to (i) provide guidance with respect to trading in securities, (ii) help prevent insider trading or allegations of insider trading and (iii) preserve Huntsman’s reputation for integrity and ethical conduct. The Policy applies to everyone working for or on behalf of Huntsman Corporation and/or its subsidiaries and affiliates (“Huntsman”), including all directors, officers, employees and contractors. The Policy also extends to family members and other members of the household, as well as controlled entities (collectively “Covered Persons”).

It is generally illegal for any person, for themself or on behalf of others, to trade in securities (including any derivatives) on the basis of material nonpublic information. It is also generally illegal to communicate or “tip” material nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “Insider Trading.” Insider Trading is strictly prohibited. This includes:

●	trading on material nonpublic information of Huntsman or of any other company as set forth below[1]

●	tipping others about material nonpublic information or making recommendations or giving opinions based on material nonpublic information.

The restrictions continue whenever and for as long as the Covered Person has material nonpublic information. They likewise apply to trading in the securities of any company about which the Covered Person has material nonpublic information obtained in the course of service to Huntsman or as a result of their relationship with Huntsman. The disclosure of material nonpublic information to others can lead to significant legal repercussion, fines, and punishment. Covered Persons should not discuss material nonpublic information with anyone, including other employees, except as required in the performance of their regular duties for Huntsman on a need-to-know basis.

1 Covered Persons with material non-public information may trade in Huntsman securities in accordance with the terms of an effective Rule 10b5-1 plan, provided that (1) such plan is established in accordance with the provisions of Rule 10b5-1 and any guidelines required by Huntsman (see Exhibit C), (2) such plan is approved by the Securities Compliance Officer, (3) any post-trading notification requirements are met and (4) such trading does not violate the prohibition on short-swing trading.

Exhibit 19.1

Covered persons are also prohibited from engaging in the below transactions regarding Huntsman securities:

●	investing or trading in any unregistered securities (this does not include equity and debt securities that are registered with the SEC or listed on an offshore exchange)

●	engaging in short sales

●	transacting in options, such as puts or calls, and any other derivative securities on a securities exchange

●	engaging in hedging transactions.

Certain Huntsman personnel considered more likely to have access to material nonpublic information and their family members (“Special Insiders”) are subject to additional limitations on their ability to trade in Huntsman securities. The trading limitations applicable to these Special Insiders are set forth in Exhibit A. Directors and corporate officers of Huntsman, and certain other specified individuals, are subject to additional restrictions on the trading of Huntsman securities. These additional restrictions are set forth in Exhibit B.

Huntsman reserves the right to prohibit a Covered Person from trading in its securities at any time (commonly referred to as a trading “blackout”) if the company believes trading by such Covered Person would be inappropriate because of developments at Huntsman that are or could become material. The Securities Compliance Officer will notify the relevant Covered Person about the beginning of a trading blackout. Covered Persons notified of a trading blackout may not buy or sell Huntsman securities under any circumstance during the blackout period. In addition, they may not inform anyone else within or outside of Huntsman that trading has been prohibited.

Huntsman will not tolerate violation or attempted circumvention of the Huntsman Global Insider Trading Policy or any applicable laws. Failure to observe the Policy could lead to significant legal problems and could have other serious consequences, up to and including termination of employment.

The Policy is administered by the Securities Compliance Officer. Questions about the Policy or persons who become aware of any actual or potential violation of the Policy should immediately contact the Securities Compliance Officer. In the absence of the Securities Compliance Officer, communication may be directed to the General Counsel. Information may also be provided on a confidential or anonymous basis through the Speak Up Hotline.

Exhibit 19.1

Exhibit A

Rules applicable to Special Insiders

The following persons are considered Special Insiders:

●	all directors and executive officers;

●	all employees who report directly to any executive officer;

●	all members of the legal leadership team and corporate counsels;

●	all members of the corporate finance group;

●	all members of the corporate and divisional disclosure committee;

●	all finance, accounting, tax and legal personnel participating in the preparation of periodic reports and all members of working groups participating in the preparation of periodic reports;

●	all directors, executive officers and other key members of the management of any subsidiary or controlled affiliate of Huntsman that issues securities, with respect to such securities only;

●	all family members and controlled entities of each person identified in this Exhibit; and

●	any other person who is so notified in writing.

Special Insiders may trade in Huntsman securities only during four periods each year, called “trading windows,” and then only if they are not in possession of material nonpublic information at the time of such trades. The four trading windows for Huntsman securities consist of the periods beginning at the end of the first full trading day after Huntsman issues its press release announcing quarterly or annual earnings and ending at the time the monthly management report containing results for the first two months of the quarter is distributed. In other words, Special Insiders may not trade in Huntsman securities during the period beginning at the time the monthly management report containing results for the first two months of the quarter is distributed and ending at the end of the first full trading day after the release of the earnings announcement relating to the prior quarter.

By way of example, if Huntsman announces its second quarter earnings (i.e., for the quarterly period ending June 30) on July 29, the trading window for Huntsman securities would begin at the end of the first full trading day following the release of the earnings announcement. The last day to trade in that trading window would be the date on which the monthly management report containing results for July and August is distributed in September. Trades would not be permitted again until the end of the first full trading day following the release of an earnings announcement relating to Huntsman’s third quarter earnings.

Exhibit 19.1

Exhibit B

Rules applicable to Directors, Officers and Certain Specified Individuals

Event-Driven Trading Blackouts. Huntsman may prohibit trading in its securities at any time (a trading “blackout”) if Huntsman believes trading by any Covered Persons would be inappropriate because of developments at Huntsman or any of its subsidiaries or affiliates that are or could become material. Any such blackout may apply to some or all of the Covered Persons. The Securities Compliance Officer is responsible for notifying the relevant Covered Persons about the beginning of a trading blackout. If you are advised that trading is prohibited following a blackout notification, you may not buy or sell Huntsman securities under any circumstances. In addition, you may not inform anyone else within or outside Huntsman that trading has been prohibited.

Pension Fund Black Out Period. Directors and Section 16 officers2 are prohibited from engaging, directly or indirectly, in certain transactions involving Huntsman securities during certain pension fund blackout periods, whether or not they are in possession of material nonpublic information or the trading window is otherwise open at the time. Notice of each pension fund blackout period will be provided prior to its commencement. Subject to certain exceptions, a pension fund blackout period is any period of more than three consecutive business days during which at least 50% of the U.S. participants in all Huntsman individual account plans are subject to a temporary suspension that prevents them from trading in Huntsman securities in any such plan.

Pre-Clearance Required. Directors and Section 16 officers (including family members) and any other person so notified in writing may trade in Huntsman securities only after receiving pre-clearance from the Securities Compliance Officer3 to do so. The Securities Compliance Officer will not approve transaction requests when the applicable trading window is closed, and he or she may refuse to permit a transaction at any other time if he or she determines that the transaction could give rise to a charge of insider trading. If pre-clearance is required, you may not buy or sell Huntsman securities under any circumstance until you are advised that trading is allowed and your transaction is specifically approved. In addition, you may not inform anyone else within or outside of Huntsman that your trade was not approved. After you receive permission to engage in a transaction, you must complete your transaction within forty-eight hours or make a new request for clearance.

2 Directors and officers required to comply with the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

3 If the Securities Compliance Officer or any of the persons related to, controlled by or subject to the influence of the Securities Compliance Officer wishes to purchase or sell Huntsman securities, the Securities Compliance Officer must pre-clear such intent to trade with the General Counsel. If the Securities Compliance Officer will be absent from the office or unavailable for a significant period of time, the General Counsel will review trading requests.

Exhibit 19.1

Post-Trading Notification. Directors and Section 16 officers of Huntsman, among others, are required to report to the SEC any change in their beneficial ownership of Huntsman securities within two business days of the transaction resulting in such change. This includes the exercise of an option to purchase Huntsman securities, even if none of the underlying securities are sold. To facilitate compliance, directors or executive officers of Huntsman must notify the Securities Compliance Officer of any transaction in Huntsman securities by themselves or a family member immediately following the execution of the transaction. Each notification should include the date of the transaction, quantity of securities bought or sold, price and broker-dealer through which the transaction was effected. This notification requirement is in addition to any requirement to obtain pre- clearance for these transactions.

Directors who are not employees of Huntsman may assume responsibility for their own compliance with the SEC beneficial-ownership reporting requirement by delivering notice thereof to the Securities Compliance Officer. In such case, such director will not be required to comply with the post-trading notification requirement set forth in the preceding paragraph; provided, however, that such director will remain subject to all other provisions of the Policy and that such director must promptly notify the Securities Compliance Officer of any failure to timely report to the SEC any change in such director’s beneficial ownership of Huntsman securities.

Prohibition on Short-Swing Trading. No director or Section 16 officer may engage in any transaction that gives rise to liability to disgorge profits under Section 16(b) of the Exchange Act. This liability arises when both a purchase and sale of Huntsman equity securities occurs within a six-month period and exists regardless of the order of the transactions. Directors or executive officers who engage in such a transaction (in addition to being subject to corrective action) must promptly notify the Securities Compliance Officer of the transaction and pay to Huntsman the profits for which they are liable under Section 16(b) of the Exchange Act.

Exhibit 19.1

Exhibit C

Guidelines for Rule 10B5-1 Plans

To help demonstrate that a Rule 10b5-1 plan was entered into and operated in good faith and not as part of an insider-trading scheme, Huntsman has adopted the following guidelines for such plans:

Adoption. Since adopting a plan is tantamount to an investment decision, the Rule 10b5-1 plan may be adopted only during an open trading window when both (1) purchases and sales are otherwise permitted under the Policy and (2) the Covered Person is not aware of any material nonpublic information. All Rule 10b5-1 plans must be pre-cleared in writing in advance of adoption by the Securities Compliance Officer. Covered Persons are not permitted to have multiple Rule 10b5-1 plans in operation, unless the later- commencing Rule 10b5-1 plan has a cooling-off period that starts when the first plan terminates. Covered Persons are not permitted to adopt more than one Rule 10b5-1 single-trade plan during a 12-month period (other than sell-to-cover plans). Unless otherwise approved by the Securities Compliance Officer, Rule 10b5-1 plans shall have a term of between six months and two years. Please note that Huntsman retains the right to reject and not permit the adoption of a Rule 10b5-1 plan for any reason. Further, please note that if trading in Huntsman’s stock is suspended for any reason, such suspension may apply to transactions under a Rule 10b5-1 plan.

Initial Trading. Trades may not be made following adoption or modification of a Rule 10b5-1 plan until the expiration of a mandatory cooling-off period. Directors and executive officers are subject to a cooling-off period of the later of: (1) 90 days following plan adoption or modification; or (2) two business days following the disclosure in Huntsman’s Form 10-Q or Form 10-K of the financial results for the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). Persons other than directors and executive officers must comply with a 30-day cooling-off period.

Plan Alterations and Modifications. The SEC has differentiated between plan alterations that are ministerial and modifications that amount to a termination of a plan and adoption of a new plan. Covered Persons may not deviate from the Rule 10b5-1 plan. However, certain alterations to Rule 10b5-1 plans are permitted as long as the Covered Person, acting in good faith, does not possess material nonpublic information at the time of the alteration.

Such alterations are limited to those that do not change the sale or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a Rule 10b5-1 plan (such as an adjustment for stock splits or a change in account information). All other modifications will be treated as a termination of the existing Rule 10b5-1 plan and entry into a new, modified plan, which will be subject to the pre-clearance requirements in this Policy. Covered Persons should avoid frequent modifications of Rule 10b5-1 plans.

Exhibit 19.1

Early Plan Terminations. It is not advisable for Covered Persons to terminate Rule 10b5-1 plans except in unusual circumstances. Huntsman requires that the Covered Person obtain prior approval from the Securities Compliance Officer or his or her designee prior to the early termination of a Rule 10b5-1 plan.

To allow Covered Persons to terminate Rule 10b5-1 plans and avoid problems under the federal securities laws, such plans may include the following:

●

a provision expressly stating that the Covered Person reserves the right to terminate the plan under certain specified conditions (in order to demonstrate that any termination is not inconsistent with the plan’s original terms); or

●	a provision automatically terminating the plan at some future date, such as a year after adoption.

If a Covered Person establishes a new Rule 10b5-1 plan after terminating a prior plan, then all the surrounding facts and circumstances, including the period of time between the cancellation of the old plan and the creation of the new plan, are relevant to a determination of whether the Covered Person established the new Rule 10b5-1 plan “in good faith and not as part of a plan or scheme to evade” the prohibitions of Rule 10b5-1.

Transactions Outside the Plan. Trading securities outside of a Rule 10b5-1 plan should be considered carefully for several reasons: (1) the Rule 10b5-1 affirmative defense will not apply to trades made outside of the plan and (2) buying or selling securities outside a Rule 10b5-1 plan could be interpreted as a hedging transaction. Hedging transactions with respect to securities bought or sold under the Rule 10b5-1 plan will nullify the affirmative defense. Further, Covered Persons should not sell securities that have been designated as Rule 10b5-1 plan securities because any such sale may be deemed a modification of the plan. If the Covered Person is subject to the volume limitations of Rule 144, the sale of securities outside the Rule 10b5-1 plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan. Because trading securities outside of a Rule 10b5- 1 plan poses numerous risks, Covered Persons should exercise caution when engaging in securities transactions outside Rule 10b5-1 plans once they are established.